Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (No. 333-200456) of Triumph Bancorp, Inc. of our report dated March 6, 2015, with respect to the consolidated financial statements of Triumph Bancorp, Inc., appearing in this Annual Report on Form 10-K of Triumph Bancorp, Inc. for the year ended December 31, 2014.

/s/ Crowe Horwath LLP

Dallas, Texas
March 6, 2015